Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

HealthEquity, Inc.

Draper, Utah

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-227231) and Form S-8 (No. 333-197778, 333-204421, 333-210867, 333-218937, 333-225827, 333-232399) of HealthEquity, Inc. of our reports dated May 29, 2019, relating to the consolidated financial statements of WageWorks, Inc. (the “Company”) and the effectiveness of WageWorks Inc.’s internal control over financial reporting appearing in this Current Report on Form 8-K of HealthEquity, Inc.

Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

/s/ BDO USA, LLP

San Jose, California

July 8, 2019